    As filed with the Securities and Exchange Commission on August 16, 1995.

                                                            REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                              GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

           MASSACHUSETTS                                        06-1047163
   (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)


       ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS, 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                HENRI A. TERMEER
                Chairman, President and Chief Executive Officer
                              Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                with copies to:

                          MAUREEN P. MANNING, ESQUIRE
                                 Palmer & Dodge
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100

                            ------------------------

        Approximate date of commencement of proposed sale to the public:

                            ------------------------

   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         Page 1 of 26 Sequential Pages
                        Exhibit Index appears on Page 23

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
    Title of each class of          Amount to be       Proposed maximum     Proposed maximum       Amount of
 securities to be registered         registered         offering price     aggregate offering     registration
                                                         per share(1)            price                fee
--------------------------------------------------------------------------------------------------------------
General Division Common             33,945 shares           $59.00             2,002,755            $691.00
Stock, $0.01 par value
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on August 9, 1995, as reported by the Nasdaq National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                              GENZYME CORPORATION

                 33,945 SHARES OF GENERAL DIVISION COMMON STOCK


    This Prospectus relates to the offer and sale of up to 33,945 shares (the "Shares") of General Division Common Stock, $0.01 par value (the "General Division Stock") of Genzyme Corporation ("Genzyme" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered and sold by the Selling Stockholders from time to time in open market or privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

    None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company.

    The General Division Stock of the Company is listed for quotation on the Nasdaq National Market under the symbol GENZ. On August 15, 1995, the closing sale price of the General Division Stock, as reported by Nasdaq, was $61.00 per share.
                           ---------------------

           AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES
                  A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

                           ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person is authorized in connection with the offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

                The date of this Prospectus is August ___, 1995

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information . . . . . . . . . . . . . . . . . . . . . . .           3

Incorporation of Certain
 Documents By Reference . . . . . . . . . . . . . . . . . . . . . .           3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .           4

Management and Accounting Policies Governing
 the Relationship of Genzyme Divisions  . . . . . . . . . . . . . .          10

Recent Developments . . . . . . . . . . . . . . . . . . . . . . . .          13

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . .          13

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .          14

Legality of General Division Stock  . . . . . . . . . . . . . . . .          15

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Suite 1300, 7 World Trade Center, New York, New York 10007 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                             ----------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by Genzyme with the Commission (File No. 0-14680) under the Exchange Act are incorporated by reference herein, except as superseded or modified herein:

    (1) Genzyme's annual report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 31, 1995, as amended by Amendment No. 1 thereto on Form 10-K/A filed with the Commission on June 15, 1995.

    (2) Genzyme's quarterly report on Form 10-Q for the quarter ended March 31, 1995, filed with the Commission on May 15, 1995.

    (3) Genzyme's quarterly report on Form 10-Q for the quarter ended June 30, 1995, filed with the Commission on August 14, 1995.

    (4) The description of General Division Common Stock contained in Genzyme's Registration Statement on Form 8-B filed on February 28, 1992, as amended by a Form 8-B/A filed on March 31, 1995.

    (5) The description of the General Division Common Stock Purchase Rights contained in Genzyme's Registration Statement on a Form 8-A filed on March 23, 1989, as amended by Form 8-A/A filed on November 28, 1994.

    (6) The financial statements appearing at pages III-19 to III-42 of Annex III, pages IV-38 to IV-41 of Annex IV, pages V-37 to V-41 of Annex V and pages VI-2 to VI-6 of Annex VI to the Prospectus/Joint Proxy Statement included in Genzyme's Registration Statement on Form S-4 (File No. 33-83346), which became effective on November 9, 1994.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, except for certain exhibits to such documents. Requests should be directed to the executive offices of the Company, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Susan Cogswell, telephone: (617) 252-7526.


                                  RISK FACTORS

RISKS RELATED TO TWO CLASSES OF COMMON STOCK:

    Genzyme currently has two classes of common stock outstanding: General Division Stock and Tissue Repair Division Common Stock ("TR Division Stock"). Prospective investors in General Division Stock should carefully consider the following factors in evaluating such an investment.

UNIQUE USE OF TRACKING STOCK. In December 1994, the stockholders of Genzyme approved a reclassification of Genzyme's common stock in which the authorized shares of Genzyme common stock were redesignated as General Division Stock and a second class of common stock, TR Division Stock, was created. The General Division Stock and the TR Division Stock are intended to reflect the value and "track" the performance of Genzyme's General Division and the Tissue Repair Division (the "Tissue Repair Division"), respectively. Genzyme created the Tissue Repair Division in December 1994 by acquiring BioSurface Technology, Inc. and combining it with several Genzyme programs and collaborations in the area of tissue repair.

    Although "tracking stock" had been used for the acquisition of businesses in the past, it had never been used for the acquisition of a business whose products were in development or which had never generated operating income or paid dividends, as was the case with the Tissue Repair Division. Only businesses with historical earnings had previously adopted tracking stock capital structures. Because different methods of stock valuation are used for companies with new and developing businesses with a history of operating losses than are used for those with more mature businesses and because there are greater uncertainties associated with developing businesses, Genzyme's capital structure may have substantially different effects over the long term than those experienced by other companies with tracking stock capital structures.
In addition, because of the unique features of Genzyme's use of tracking stock, the performance of the General Division Stock and the TR Division Stock may vary substantially from the performance of the respective businesses as a result of these factors.

STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE DIVISION COULD AFFECT THE OTHER. Genzyme continues to hold title to all of its assets and is responsible for all of its liabilities, and the holders of the General Division Stock and the TR Division Stock have no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the class of stock they hold. Liabilities or contingencies of either division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of both divisions. Prospective investors in General Division Stock should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of the General Division.

NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE DIVISIONS; POTENTIAL CONFLICTS. Holders of General Division Stock and TR Division Stock have only the rights of stockholders of Genzyme, and, except in limited circumstances, do not have any rights specifically related to the General Division or the Tissue Repair Division, respectively.

    The existence of separate classes of common stock may give rise to occasions when the interests of holders of General Division Stock and holders of TR Division Stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of multiple classes of common stock with divergent interests, Genzyme believes that a

Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme believes that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation should represent an appropriate defense to any challenge by or on behalf of the holders of any class of stock that such action could have a disparate effect on different classes of common stock.

    Disproportionate ownership interests of members of the Board of Directors of Genzyme (the "Board") in some or all classes of common stock or disparate values of some or all of such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different classes. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such various classes were disproportionate or had disparate values. The Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Board on such matters.

NO ADDITIONAL SEPARATE VOTING RIGHTS. Holders of General Division Stock and holders of TR Division Stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote. Except in certain limited circumstances provided under Massachusetts law, in Genzyme's Articles of Organization, as amended, and in the management and accounting policies adopted by the Board, holders of each class of common stock have no rights to vote on matters as a separate class. Accordingly, except in limited circumstances, holders of shares of one class of common stock could not bring a proposal to a vote of the holders of that class of common stock only, but would be required to bring any proposal to a vote of both classes of common stock.

    On all matters as to which common stockholders generally are entitled to vote, each share of General Division Stock has one vote, and each share of TR Division Stock will, through December 31, 1996, have .29 votes. On January 1, 1997 and on January 1 every two years thereafter, the number of votes to which each share of TR Division Stock will be entitled will be adjusted to equal the ratio of the Fair Market Value of one share of TR Division Stock to the Fair Market Value of one share of General Division Stock as of such date.

    Fair Market Value as of any date means the average of the daily closing prices as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are then traded) for the 20 consecutive trading days commencing on the 30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Board.

    Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence of the interests of holders of General Division Stock and holders of TR Division Stock. If, when a stockholder vote is taken on any matter as to which a separate vote by either class is not required and the holders of either class of common stock would have more than the number of votes required to approve any such matter, the holders of that class would control the outcome of the vote on such matter. Holders of General Division Stock and holders of TR Division Stock currently have approximately 91% and 9%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of the holders of all classes of common stock, the preferences of the holders of General Division Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of General Division Stock and TR Division Stock materially changes. The holders of TR Division Stock are likely to have significant influence on the outcome of a matter submitted to the holders of both classes of common stock only if the holders of General Division Stock are approximately equally divided with respect to the matter.

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of both Divisions, the allocation of corporate expenses, assets and liabilities and other accounting matters, the reallocation of assets between Divisions and other matters. These policies, which are set forth below, may, except as stated therein, be modified or rescinded in the sole discretion of the Board without the approval of Genzyme's stockholders, subject to the Board's fiduciary duty to all holders of Genzyme's capital stock, although there is no present intention to do so. The Board may also adopt additional policies depending upon the circumstances.

LIMITED TRADING HISTORY. As discussed above, the General Division Stock and the TR Division Stock are intended to reflect the value and track the performance of the General Division and the Tissue Repair Division, respectively. Since the General Division Stock and the TR Division Stock have only a limited trading history, there can be no assurance as to the degree to which the market price of such classes of common stock will reflect the value and track the performance of the General Division and the Tissue Repair Division as reflected in their respective financial statements. In addition, Genzyme cannot predict the impact that certain terms of the securities, such as the ability of Genzyme to exchange each share of TR Division Stock for cash or shares of General Division Stock, will have on the market prices of each class of common stock.

EXCHANGE OF GENZYME TR DIVISION STOCK. The Board could, in its sole discretion, determine to exchange shares of TR Division Stock for cash or shares of General Division Stock (or any combination thereof) at a 30% premium over Fair Market Value at any time after the later of (i) December 31, 1995 and
(ii) the date on which equity investments in TR Division Stock by third-party investors or the allocation after the Effective Date of cash or cash equivalents from the General Division to the Tissue Repair Division, or any combination of such equity investments and allocations, equal an aggregate of at least $10 million. In addition, following a disposition of all or substantially all assets of the Tissue Repair Division, the shares of TR Division Stock are subject to mandatory exchange by Genzyme for cash and/or shares of General Division Stock at a 30% premium over Fair Market Value as determined by the trading prices during a specified period prior to public announcement of the disposition. Any such optional or mandatory exchange for shares of General Division Stock could be made at a time when General Division Stock may be considered to be undervalued and would dilute the interests of the holders of General Division Stock.

NO ADJUSTMENT TO DISTRIBUTION UPON LIQUIDATION. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of General Division Stock and TR Division Stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation unit of such class. Currently, each share of General Division Stock has one liquidation unit and each share of TR Division Stock has
 .29 liquidation units. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of the General Division and the Tissue Repair Division, the per share liquidating distribution to a holder of TR Division Stock or General Division Stock will not necessarily correspond to the value of the assets of the Tissue Repair Division or General Division, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

RISKS RELATING TO GENZYME:

    An investment in General Division Stock involves a high degree of risk. Accordingly, in addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in contemplating such an investment.

DEPENDENCE ON CEREDASE(R) AND CEREZYME(TM) ENZYME SALES. Genzyme's results of operations and cash flows are highly dependent upon sales of its Ceredase(R) enzyme, a biotherapeutic product for the treatment of Gaucher disease, and Cerezyme(TM) enzyme, a recombinant form of the enzyme. Commercial sales of Ceredase(R) and Cerezyme(TM) began in April 1991 and June 1994, respectively, following receipt of United States Food and Drug Administration ("FDA") marketing approval and during 1994, sales from these two products totalled $172.9 million, or 72% of General Division product sales.

    The Ceredase(R) and Cerezyme(TM) products have each been given orphan drug status by the FDA, which entitles Genzyme to market exclusivity for these products until April 1998 and May 2001, respectively. Legislation has been periodically introduced in recent years to amend the Orphan Drug Act. See "Risk Factors - Regulation by Government Agencies."

LIMITED SUPPLY OF KEY RAW MATERIAL; NECESSITY OF APPROVALS FOR PRODUCTION OF CEREZYME(TM). Genzyme produces Ceredase(R) enzyme from raw material extracted from human placental tissue. Pasteur Merieux, located in France, is the only significant source of this material. Under its agreement with Genzyme, Pasteur Merieux is obligated to process at least 50% of its placental tissue and supply all of its output to Genzyme. Currently, it is processing all of its available material and supplying the output to Genzyme. If this agreement were terminated prior to the scheduled expiration in 2001 due to Pasteur Merieux's inability or failure to perform its obligations thereunder, or if Pasteur Merieux were to reduce the amount of material it processes, Genzyme might not be able to obtain alternative sources of such raw material at a commercially reasonable cost, if at all.

    The supply of starting material available for the production of Ceredase(R) enzyme effectively limits the amount of product that can be produced. During 1994, Genzyme and its supplier were successful in improving the yield of enzyme obtained from the starting material, thereby increasing the amount of product that could be produced. However, there can be no assurance that further improvements in yield will occur. Any disruption in the supply or manufacturing process of Ceredase(R) enzyme may have a material adverse effect on revenue in any period. To address supply constraints, Genzyme has developed Cerezyme(TM) enzyme, a recombinant form of the enzyme that is not derived from human placental tissue. In 1994, Genzyme received approval to market this product in the U.S. and Israel and currently is working to expedite the foreign approvals needed to market Cerezyme(TM) enzyme elsewhere abroad. Manufacturing constraints on Cerezyme(TM) enzyme, presently produced in Genzyme's small scale cell culture plant, will limit the availability of the product for new patients until receipt of regulatory approval to use Genzyme's large scale mammalian cell culture manufacturing plant in Allston, Massachusetts for production of Cerezyme(TM) enzyme.

UNCERTAINTY OF PRODUCT DEVELOPMENT. Genzyme's future success is largely dependent upon its ability to develop, manufacture and sell technologically advanced new products. Such products must be developed, tested and, in most cases, approved for use by appropriate government agencies. Once approved, they must be manufactured in commercial quantities and marketed successfully. Each of these steps, as well as the process taken as a whole, involves significant time and expense. There can be no assurance that any of Genzyme's products under development, if and when fully developed and tested, will perform in accordance with Genzyme's expectations, that necessary regulatory approvals will be obtained in a timely manner, if at all, or that these products can be successfully and profitably manufactured and sold.

TECHNOLOGY TRANSFERRED TO SURGICAL AIDS PARTNERSHIP AND NEOZYME II. Genzyme organized a research and development limited partnership (the "Surgical Aids Partnership") and Neozyme II Corporation ("Neozyme II"), to which it transferred technology and commercial rights to certain products that Genzyme previously had under development. Genzyme has options to purchase the limited partnership interests in the Surgical Aids Partnership under certain circumstances and to acquire all of the outstanding shares of the callable common stock of Neozyme II. It is uncertain at this time whether Genzyme will exercise either or both of these options. If Genzyme does not exercise these options, it will have no rights to the related products of Neozyme II and limited rights in revenues generated from the sale of the Surgical Aids Partnership's products. If Genzyme does exercise these options, it will be required to make substantial cash payments or to issue shares of General Division Stock, or both. Cash payments will diminish Genzyme's capital resources. Payments in General Division Stock could result in dilution to holders of General Division Stock and could negatively affect the market price of such stock.

FUTURE CAPITAL NEEDS. Although Genzyme currently has substantial cash resources, it has committed to utilize a portion of such funds for certain purposes, such as completing validation of Genzyme's manufacturing facility in Allston, Massachusetts, developing manufacturing capacity sufficient to meet the requirements for commercialization of the Surgical Aids Partnership's products and making certain payments to third parties in connection with strategic collaborations and acquisitions. In addition, Genzyme may exercise its option to acquire Neozyme II callable common stock or its option to acquire the partnership interests in the Surgical Aids Partnership using cash to pay some or all the exercise price, thereby substantially depleting current balances. As a result, Genzyme may have to obtain additional financing. There can be no assurance that such financing will be available on acceptable terms.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. Genzyme's success depends, to a large extent, on its ability to maintain a competitive technological position in its product areas. Proprietary rights relating to Genzyme's products are protected from unauthorized use by third parties only to the extent that they are covered by patents or are maintained in confidence as trade secrets. Genzyme has filed for patents and has rights to numerous patents and patent applications worldwide. While certain of Genzyme's patents have been allowed or issued, there can be no assurance that any additional patents will be allowed or will issue or that, to the extent issued, such patents will effectively protect the proprietary technology of Genzyme. Genzyme has also relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to Genzyme's technology. While Genzyme's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, there can be no assurance that these agreements will be honored. Certain of Genzyme's consultants have developed portions of Genzyme's proprietary technology at their respective universities or in government laboratories. There can be no assurance that such universities or governmental authorities will not assert rights to intellectual property arising out of university or government based research conducted by such consultants. In addition, patent litigation is widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect Genzyme.

    Parties not affiliated with Genzyme may hold pending or issued patents relating to the technology utilized by Genzyme in its products presently available or under development. Genzyme may, depending on the final formulation of such products, need to acquire licenses to, or contest the validity of, such patents or any other similar patents that may be issued. The extent to which Genzyme may need to license such rights or contest the validity of such patents depends on the scope and validity of such patents and ultimately on the final design or formulation of its products under development. The cost and ability to license any such rights and the likelihood of successfully contesting the validity of such patents are uncertain.

INTENSE COMPETITION. Genzyme is engaged in a segment of the human health care products industry that is extremely competitive. Competitors in the United States and elsewhere are numerous and include major pharmaceutical, chemical and biotechnology companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than Genzyme. These companies may succeed in developing products that are more effective than any that have been or may be developed by Genzyme and may also be more successful than Genzyme in producing and marketing these products.

POTENTIAL CONFLICTS OF INTEREST OF DIRECTORS. Certain directors of Genzyme are also directors of other companies in the biotechnology and pharmaceutical industries or provide consulting or similar services to other companies doing business in such industries. As such, those directors may be subject to conflicts of interest with respect to business opportunities that may be of interest to two or more of the entities with which they have fiduciary or contractual relationships. In addition, the scope of research and development being conducted by Genzyme is very broad, and such other entities may be engaged in research and development activities with respect to products that may compete directly with products marketed by Genzyme in the future. Each director of Genzyme has been advised that he has an obligation to disclose any competitive relationship and any interest that he or a company with which he is affiliated may have in any transaction involving Genzyme. Should the Board be presented with any matters in which a director has such a conflicting interest, the decision would be made by the Board or a committee thereof without participation by the interested director. Notwithstanding this policy, it is possible that a conflict of interest may affect the actions of a director in performing his duties on the Board.

RAPID TECHNOLOGICAL CHANGE. The field of biotechnology is expected to continue to undergo significant and rapid technological change. Although Genzyme will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and discoveries by others will not render Genzyme's products or processes obsolete.

REGULATION BY GOVERNMENT AGENCIES. Most of the products Genzyme plans to manufacture and sell will require approval by governmental agencies in the United States and elsewhere. In particular, human therapeutic and diagnostic products are subject to pre-marketing approval by the FDA and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. There can be no assurance that any of the required approvals will be granted on a timely basis, if at all.

    Certain of Genzyme's products, including its Ceredase(R) and Cerezyme(TM) enzymes, have been designated as orphan drugs under the Orphan Drug Act, which provides incentives to manufacturers to develop and market drugs for rare
diseases.   The Orphan Drug Act generally entitles the first developer to receive FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. However, legislation has been periodically introduced in recent years to amend the Orphan Drug Act. Such legislation has generally been directed to shortening the period of automatic market exclusivity and granting certain marketing rights to simultaneous developers of a drug. The effect on Genzyme of any amendments ultimately adopted cannot be assessed at this time.

    Although Genzyme has filed for or received orphan drug designation for various other products, Genzyme believes that the commercial success of these products will depend more significantly on the associated safety and efficacy profile and on the price and other characteristics of each product relative to competitive or alternative treatments than on any exclusivity afforded by the Orphan Drug Act. Additionally, these products may be protected by patents and other means. Nonetheless, it is not possible to predict precisely what effect a lessening of the market exclusivity protection afforded by the Orphan Drug Act would have on Genzyme's results of operations.

FOREIGN SALES ACTIVITIES. Foreign sales accounted for 37% of the General Division's total revenues in 1994, and Genzyme anticipates that foreign sales will continue to represent a significant percentage of Genzyme's revenues. Accordingly, a substantial portion of Genzyme's revenues may be subject to currency fluctuations and other risks associated with foreign operations. In addition, the strength of the United States dollar in relation to certain foreign currencies may adversely affect Genzyme's sales to foreign customers.

THIRD-PARTY REIMBURSEMENT AND HEALTH CARE COST CONTAINMENT INITIATIVES. A majority of Genzyme's revenues are attributable directly or indirectly to payments received from third-party payors. Genzyme's revenues and profitability may be affected by ongoing efforts of third-party payors to contain such costs. In addition, during 1994, the Clinton administration and Congress proposed the implementation of broad-based health care cost containment measures. While these proposals were not implemented, it is likely that renewed health care measures will again be proposed in the present or future Congressional sessions. Accordingly, the effects on Genzyme of any such measures that are ultimately adopted cannot be assessed at this time.

PRODUCT LIABILITY AND LIMITATIONS OF INSURANCE. Genzyme could be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While Genzyme has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that Genzyme will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

POSSIBLE VOLATILITY OF SHARE PRICE AND ABSENCE OF DIVIDENDS. The market prices for securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations or new commercial products by Genzyme or its competitors, governmental regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of General Division Stock. No cash dividends have been paid on General Division Stock to date and Genzyme does not anticipate paying cash dividends on either class of its common stock in the foreseeable future. See "Risk Factors - Risks Related to Two Classes of Common Stock."

CHANGE IN CONTROL. Certain provisions of Genzyme's charter and by-laws and the terms of Genzyme's Stockholder Rights Plan may have the effect of delaying, deferring or preventing a change in control of Genzyme, thereby possibly having the effect of depriving stockholders of the opportunity to receive a premium for their shares. Certain provisions of Massachusetts law may have a similar effect.


                  MANAGEMENT AND ACCOUNTING POLICIES GOVERNING
                     THE RELATIONSHIP OF GENZYME DIVISIONS

    Genzyme has adopted the following policies to govern the management of the Tissue Repair Division and its relationship to the General Division. Except as otherwise stated below, the policies may be modified or rescinded in the sole discretion of the Board without approval of Genzyme stockholders, subject only to the Board's fiduciary duty to Genzyme's stockholders. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the two classes of common stock, would be governed by the principles of Massachusetts law discussed under "Risk Factors - Risks Related to Two Classes of Common Stock - No Rights or Additional Duties with Respect to the Divisions; Potential Conflicts." In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

PURPOSE OF THE TISSUE REPAIR DIVISION. The purpose of the Tissue Repair Division is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners, L.P.). In addition to the programs initially assigned to the Tissue Repair Division, it is expected that the Tissue Repair Division portfolio will expand through the addition of complementary products and programs developed either internally or externally to the Division, including acquiring or in-licensing from outside of Genzyme. Other than the method of financing, the Tissue Repair Division is operated and managed similarly to other Genzyme Divisions.

REVENUE ALLOCATION. Revenues from the sale of a Division's products are credited to that Division. The cost of research done by one Division for the benefit of another Division is charged to the Division for which the work is done in the manner described in the following paragraph. The Division performing the research does not recognize revenue as a result of such research.

EXPENSE ALLOCATION. All direct expenses are charged to the Division for the benefit of which they are incurred. Corporate and general and administrative expenses and other shared services or other indirect costs are allocated to each Division in a reasonable and consistent manner based on utilization by the Division of the services to which such costs relate. To the extent borrowings are deemed to occur between Divisions, inter-division accounts will be established with interest imputed at the rate then available to Genzyme for short-term borrowings.

TAX ALLOCATIONS. Income taxes are allocated to each Division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such Division under generally accepted accounting principles as if each Division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its current or deferred income tax expense may be allocated to any other Division without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS. Upon the acquisition by Genzyme from a third party of any additional programs, products or assets (whether by acquisition of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired will be allocated among the Divisions to which such programs, products or assets are assigned. Such assignment and allocation will be made by the Board taking into account such matters as the Board and its financial advisors, if any, deem relevant. Any such determination by the Board will be final and binding on all holders of all classes of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS. Upon any sale, transfer, assignment or other disposition by Genzyme of any product, program or asset not consisting of all or substantially all of the assets of a Division, all proceeds from such disposition will be allocated to the Division to which the program, product or asset had been allocated, and such proceeds will be used for the benefit of such Division. If a program, product or asset is allocated to more than one Division, the proceeds of the disposition will be allocated among such Divisions based on their respective interests in such program, product or asset. Such allocation will be made by the Board taking into account such matters as the Board and its financial advisors, if any, deem relevant. Any such determination by the Board will be final and binding on all holders of all classes of common stock.

INTER-DIVISION ASSET TRANSFERS. The Board may at any time and from time to time reallocate any program, product or other asset from one Division to any other Division. All such reallocations will be done at fair market value, determined by the Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Board and its financial advisors deem relevant. The consideration for such reallocation may be paid by one Division to another in cash or, in lieu of cash or other consideration, the Board may elect to account for a reallocation of assets from the Tissue Repair Division to the General Division as an increase in the certain shares of General Division Stock that Genzyme may issue without allocating any consideration to the General Division (the "General Designated Shares") and a reallocation of assets from the General Division to the Tissue Repair Division as either an increase in the certain shares of TR Division Stock that Genzyme may issue without allocating any consideration to the Tissue Repair Division (the "TR Designated Shares") or a reduction in the General Designated Shares, if any, except that a reallocation of assets from the Tissue Repair Division to the General Division may not be accounted for as an increase in General Designated Shares without a class vote of the holders of the TR Division Stock.

    Notwithstanding the foregoing, no Key TR Program, as defined below, may be transferred out of the Tissue Repair Division without a class vote of the holders of the TR Division Stock unless the Board determines that such Key TR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications). A "Key TR Program" is any of the following: (i) Vianain(R) Debriding Product for debridement of necrotic or damaged tissue; (ii) TGF-B2 for all indications licensed from Celtrix Pharmaceuticals, Inc. as of December 16, 1994; (iii) Epicel(SM) cultured epithelial cell autografts for tissue replacement or repair; (iv) Acticel(SM) cultured epithelial cell allografts for tissue replacement or repair; (v) CARTICEL(SM) Autologous Chondrocyte Service; and
(vi) any additional tissue repair program or product being developed from time to time in the Tissue Repair Division which (a) constituted 20% or more of the research and development budget of the Tissue Repair Division in any of three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by the Tissue Repair Division.

    The foregoing policies regarding transfers of assets between Divisions may not be changed by the Board without a class vote of the holders of the TR Division Stock.

ACCESS TO TECHNOLOGY AND KNOW-HOW. The Tissue Repair Division and the General Division each have free access to all technology and know-how of Genzyme that may be useful in such Division's business, subject to any obligations or limitations applicable to Genzyme.

DISPOSITION OF TR DESIGNATED SHARES. The TR Designated Shares may be (i) issued upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible notes allocated to the General Division,
(ii) subject to the restrictions set forth in the following paragraph, sold for any valid business purpose, or (iii) distributed as a dividend to the holders of shares of General Division Stock, all as determined from time to time by the Board in its sole discretion. Genzyme distributed approximately 3.3 million of the initial 5.0 million TR Designated Shares as a stock dividend to holders of Genzyme common stock of record on December 16, 1994, and reserved the remaining initial TR Designated Shares for issuance upon the exercise or conversion of stock options, warrants and convertible notes outstanding as of December 15, 1994. To the extent that any such remaining initial TR Designated Shares are not used for such purposes, the Board may issue them for any other valid business purposes without crediting any proceeds to the Tissue Repair Division.

ISSUANCE OF ADDITIONAL SHARES OF ANY CLASS OF GENERAL DIVISION STOCK. If additional shares of any class of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the Division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such Division and
(ii) the number of such shares issued and sold that will reduce the number of Designated Shares from such Division and the proceeds of which may be used for any valid business purpose. Notwithstanding the foregoing, Genzyme will not sell any shares of TR Division Stock without allocating the proceeds to the Tissue Repair Division (except upon exercise or conversion of options, warrants or convertible notes outstanding as of December 15, 1994) unless (i) the Board determines that the Tissue Repair Division has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of TR Division Stock concurrently being sold for the account of the Tissue Repair Division will produce proceeds sufficient to fund the Tissue Repair Division's cash needs for the next 12 months.

RESERVATION OF SHARES OF GENZYME TR DIVISION STOCK. Genzyme has reserved approximately 2,000,000 shares of TR Division Stock for issuance to Genzyme employees pursuant to grants made after December 15, 1994 under one or more employee incentive plans.

OPEN MARKET PURCHASES OF SHARES OF ANY CLASS. Genzyme may make open market purchases of any class of its common stock in accordance with applicable securities law requirements; provided, however, that such purchases of TR Division Stock may not be made if as an immediate result thereof the number of TR Designated Shares would represent more than 60% of the number of TR Designated Shares plus the number of outstanding shares of TR Division Stock. Such restriction is intended to prevent Genzyme from using open market purchases to effect a redemption of the TR Division Stock without paying the 30% premium required for a complete redemption of TR Division Stock under the terms of Genzyme's Articles of Organization. In addition, within 90 days of any open market purchase of any class of common stock, Genzyme may not exchange shares of such class for cash or shares of any other class of common stock.

CLASS VOTING. In addition to any shareholder approval required by Massachusetts law, whenever the approval of the holders of a class of common stock is required to take any action pursuant to these policies or the Genzyme Charter, such requirement will be satisfied if a meeting of the holders of such class is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

NON-COMPETE. Genzyme will not develop products outside of the Tissue Repair Division that compete or would compete in the market with products being developed or sold by the Tissue Repair Division.

                              RECENT DEVELOPMENTS

    The shares of General Division Stock offered hereby were issued to the Selling Stockholders in connection with the acquisition by Genzyme Transgenics Corporation ("GTC"), an affiliate of the Company, of Biodevelopment Laboratories, Inc. on July 3, 1995. See "Selling Stockholders." Under a Securities Exchange Agreement executed by the Company and GTC in connection with such acquisition, Genzyme acquired 475,467 shares of GTC's common stock from the Selling Stockholders in exchange for Genzyme's issuance to such holders of an aggregate of 33,945 shares of General Division Stock. Genzyme currently holds approximately 48.2% of the outstanding common stock of GTC, a company engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses.

    On July 3, 1995, Genzyme guaranteed the obligations of GTC under a $7,500,000 revolving credit facility between GTC and a commercial bank in exchange for a security interest in all of the assets of GTC and a warrant to purchase 145,000 shares of GTC common stock at an initial exercise price of $2.84375 per share.


                              SELLING STOCKHOLDERS

    The Selling Stockholders are the former stockholders of Biodevelopment Laboratories, Inc. ("BDL"), a Delaware corporation acquired by GTC on July 3, 1995. Pursuant to the acquisition and related agreements, the former stockholders of BDL received shares of GTC common stock, a portion of which shares were then exchanged by such holders for the shares of General Division Stock offered hereby.

    The following table sets forth the name of each Selling Stockholder and the number of shares of General Division Stock owned by each such holder. All of such shares may be offered and sold by the Selling Stockholders in this offering.

    Mr. Guarnieri is the President of BDL and currently serves as a consultant to GTC.


                                                         Number of Shares Owned
Name of Selling Stockholders                               Prior to Offering
----------------------------                             ----------------------
Joseph J. Guarnieri                                              17,696

Massachusetts Capital Resource Corp.                              4,848

Joseph J. Guarnieri and Dean A. McCausland
 as Trustees of the BIODEVELOPMENT
 Laboratories, Inc. 401(k) Plan,
 FBO Joseph J. Guarnieri                                          3,291

Michael W. Lovell                                                 1,664

Dean A. McCausland                                                1,462

Joseph J. Guarnieri and Dean A. McCausland
 as Trustees of the BIODEVELOPMENT
 Laboratories, Inc. 401(k) Plan,
 FBO Anthony P. Graffeo                                           1,339

Henry J. Esber                                                      919(1)

Cindy L. Berman                                                     728

Anthony P. Graffeo                                                  535

Denise Hayes                                                        420

James Paul Shea                                                     373

Kenneth S. Loveday                                                  324

James N. Kyranos                                                    118

Joseph K. Swiniarski                                                 87

Kathleen M. O'Brien                                                  55

Mary E. Goad                                                         24

Kathleen F. Meaney                                                   21

Janet T. Monticone                                                   21

Peter Markham                                                        20

                                                                 ======
    TOTAL                                                        33,945

(1) Mr. Esber beneficially owns an additional 58 shares of General Division Stock and seven shares of TR Division Stock, all of which were acquired by Mr. Esber before the acquisition of BDL by GTC and are not included in the number of shares registered in this offering.


                              PLAN OF DISTRIBUTION

    The Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by the Selling Stockholders in open market or privately negotiated transactions. The Company has agreed to keep the Registration Statement effective until the earlier of (i) the date on which no Selling Stockholder holds any of the shares of General Division Stock offered hereby, and (ii) the first anniversary of the effective date of the Registration Statement.

    The Company has been advised that the Selling Stockholders may sell the Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Each Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to such Selling Stockholder and any legal, accounting or other expenses incurred.

    In the event of an underwritten public offering for the account of Genzyme, the Selling Stockholders may, upon the written request of the managing underwriter of such offering, be prohibited from selling any of the shares offered hereby for a period beginning 14 days prior to the effective date of the registration statement relating to such public offering and ending 90 days after such effective date.

    The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.


                       LEGALITY OF GENERAL DIVISION STOCK

    The validity of the shares of General Division Stock offered hereby was passed upon for the Company by Palmer & Dodge, Boston, Massachusetts. Peter Wirth, the Clerk of the Company, is a partner of Palmer & Dodge.


                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Genzyme Corporation, the combined financial statements of Genzyme General Division and the combined financial statements of Genzyme Tissue Repair Division as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in Genzyme's Annual Report on Form 10-K, as amended by Amendment No. 1 thereto on Form 10-K/A, that have been incorporated into this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements and financial statement schedules of BioSurface Technology, Inc. as of December 31, 1992 and 1993 and for each of the three years in the period ended December 31, 1993, appearing at pages III-19 to III-42 of Annex III to the Company's Registration Statement of Form S-4 (File No. 33-83346), that have been incorporated by reference into this Prospectus have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be borne by the Company in connection with this offering are as follows:

      SEC registration fee . . . . . . . . . .            $   691
      Blue Sky fees and expenses . . . . . . .              1,000
      Printing and engraving expenses  . . .                  500
      Accounting fees and expenses . . . . . .              6,000
      Legal fees and expenses  . . . . . . . .             15,000
      Miscellaneous expenses . . . . . . . . .            $ 1,000
                                                          -------

           Total . . . . . . . . . . . . . . .            $24,191
                                                          =======

    All of the above figures, except the SEC registration fee, are estimates. Selling Stockholders will bear the costs of their own counsel fees and may also incur fees and expenses in connection with the resale of the General Division Stock offered hereby.

              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

    Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

    Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by the Registrant's By-Laws.

    Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate the directors' personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit.
Section VI.C.5. of Genzyme's Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.


                               ITEM 16. EXHIBITS

4.1              Articles of Organization, as amended, of Genzyme.  Filed as
                 Exhibit 3.1 to Genzyme's Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

4.2 By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991, and incorporated herein by reference.

4.3 Amended and Restated Rights Agreement dated as of October 13, 1994 between Genzyme and American Stock Transfer and Trust Company. Filed as Exhibit 4 to Genzyme's Form 8-K dated December 29, 1994, and incorporated herein by reference.

5                Opinion of Palmer & Dodge.  Filed herewith.

23.1 Consent of Coopers & Lybrand, L.L.P., independent accountants to Genzyme Corporation. Filed herewith.

23.2 Consent of Price Waterhouse, LLP, independent accountants to BioSurface Technology, Inc.

23.3             Consent of Palmer & Dodge (contained in Exhibit 5).

24               Power of Attorney (included on the signature page hereto).

                             ITEM 17.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes as follows:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

    provided, however, that no filing will be made pursuant to paragraph
(a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 10th day of August, 1995.
                                                GENZYME CORPORATION


                                                By /s/ Henri A. Termeer
                                                   -----------------------------
                                                       President

                               POWER OF ATTORNEY

         We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, David J. McLachlan, Mark A. Hofer, Evan M. Lebson and Peter Wirth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

            SIGNATURE                                      TITLE                             DATE
            ---------                                      -----                             ----
/s/ Henri A. Termeer                              Director and Principal                     August 10, 1995
-----------------------------------------         Executive Officer



/s/ David J. McLachlan                            Principal Financial and                    August 10, 1995
-----------------------------------------         Accounting Officer



/s/ Constantine E. Anagnostopoulos                Director                                   August 1, 1995
-----------------------------------------


/s/ Douglas A. Berthiaume                         Director                                   August 10, 1995
-----------------------------------------


/s/ Henry E. Blair                                Director                                   August 10, 1995
-----------------------------------------


/s/ Robert J. Carpenter                           Director                                   August 10, 1995
-----------------------------------------


/s/ Charles L. Cooney                             Director                                   August 10, 1995
-----------------------------------------


/s/ Henry R. Lewis                                Director                                   August 1, 1995
-----------------------------------------

                                 EXHIBIT INDEX

EXHIBIT                                                                                                  SEQUENTIAL
   NO.                                             DESCRIPTION                                            PAGE NO.
--------                                           -----------                                           ----------
 4.1       Articles of Organization, as amended, of Genzyme.  Filed as Exhibit 3.1 to
           Genzyme's Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

 4.2       By-laws of Genzyme.  Filed as Exhibit 3.2 to Genzyme's Form 8-K dated
           December 31, 1991, and incorporated herein by reference.

 4.3 Amended and Restated Rights Agreement dated as of October 13, 1994 between Genzyme and American Stock Transfer and Trust Company. Filed as Exhibit 4 to Genzyme's Form 8-K dated December 29, 1994, and incorporated herein by reference.

 5         Opinion of Palmer & Dodge.  Filed herewith.                                                      24

23.1       Consent of Coopers & Lybrand, L.L.P., independent accountants to
           Genzyme Corporation.  Filed herewith.                                                            25

23.2       Consent of Price Waterhouse LLP, independent accountants to BioSurface
           Technology, Inc.  Filed herewith.                                                                26

23.3       Consents of Palmer & Dodge (contained in Exhibit 5).

24         Power of Attorney (included in the signature pages hereto).